SCHEDULE 14C INFORMATION

INFORMATION STATEMENT
PURSUANT TO SECTION 14 (C)
OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Information Statement

DATA STORAGE CORPORATION
(Exact name of registrant as specified in its charter)

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DATA STORAGE CORPORATION
401 Franklin Avenue
Garden City, N.Y. 11530
Phone: (212) 564-4922

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

To the Stockholders of Data Storage Corporation:

This Information Statement is furnished to the stockholders of Data Storage Corporation., a Nevada corporation (“DSC” or the “Company”), in connection with the Company’s receipt of approval by written consent, in lieu of a meeting, on September 25, 2013 from the record holders of an aggregate of 21,207,766 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), constituting approximately 63.9% of the issued and outstanding voting capital stock (based on 33,165,915 shares of Common Stock issued and outstanding on September 25, 2013) therein approving the following action:

To approve maintaining the Amended and Restated Data Storage Corporation Incentive Award Plan (the “Plan”) and amending the Plan to increase the maximum number of shares of the Company’s Common Stock, which may be issued and sold under the Plan from 2,000,000 shares to 5,000,000 shares (the “Amendment”).

A copy of the Amendment is attached to this information statement as Exhibit A.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Because the written consent of the holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking for a proxy. Please do not send us one.

The entire cost of furnishing the Notice and the Information Statement and related materials will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Notice to the beneficial owners of the Common Stock held of record by them. The Board has fixed the close of business on October 17, 2013 as the record date for the determination of stockholders who are entitled to receive this Notice and Information Statement.

The accompanying Information Statement is for information purposes only.  Please read it carefully.

By Order of the Board of Directors,

Charles M. Piluso
Chief Executive Officer and Director
(Principal Executive Officer)

Garden City, New York
October 18, 2013

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of Data Storage Corporation, a Nevada corporation (“DSC” or the “Company”), in connection with the Company’s receipt of approval by written consent, in lieu of a meeting, on September 25, 2013 from the record holders of an aggregate of 21,207,766 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), constituting approximately 63.9% of the issued and outstanding voting capital stock (based on  33,165,915 shares of Common Stock issued and outstanding on September 25, 2013), therein approving the Amended and Restated Data Storage Corporation Incentive Award Plan (the “Plan”) and authorizing the Company to amend the Plan to increase the number of shares available for issuance thereunder from 2,000,000 to 5,000,000 (the “Amendment”).

The approval and Amendment, described in this Information Statement, cannot be effectuated until 20 days after the mailing of this Notice and Information Statement. A copy of the Plan, together with the Amendment, is attached to this Information Statement as Exhibit A.

The date on which this Notice and Information Statement will first be sent to stockholders is on or about October 18, 2013.  It is being sent to all holders of the Common Stock of DSC on record as of October 17, 2013 (the “Record Date”).

By written consent in lieu of a meeting on September 25, 2013, the stockholders owning a majority of the outstanding shares of Common Stock of DSC (the “Consenting Stockholders”) unanimously approved the Plan and the Amendment.   No other votes are required or necessary. By written consent in lieu of a meeting, on October 7, 2013, the Board of Directors unanimously approved the Amendment.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”), Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and any reports on Form 8-K filed by DSC during the past year with the Securities and Exchange Commission (the “Commission”) may be viewed on the Commission’s website, free of charge, at www.sec.gov in the EDGAR archives.  DSC is presently current in the filing of all reports required to be filed by it.

Only one Notice and Information Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the Notice and Information Statement to a stockholder at a shared address to which a single copy of the Notice and Information Statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices at 401 Franklin Avenue, Garden City, NY, 11530, Attention: Richard Rebetti, stating your name, your shared address, and the address to which we should direct the additional copy of the Notice and Information Statement or by calling Richard Rebetti, our Chief Operating Officer, at our principal executive offices at (212) 564-4922. If multiple stockholders sharing an address have received one copy of the Notice and Information Statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the Notice and Information Statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

QUESTIONS AND ANSWERS REGARDING THE AMENDMENT

Q.	WHAT IS THE PURPOSE OF THE AMENDMENT?

A.
The Amendment will increase the number of shares of Common Stock available for issuance under the Plan.  This will permit DSC to make new grants of equity-based awards to its employees, directors and consultants. The Plan requires that an amendment to increase the number of shares issuable thereunder be approved by stockholders.

Q.	WHY IS THIS INFORMATION STATEMENT NECESSARY?

A.
The rules of the Commission require that, if action is taken by a holders of majority of outstanding shares, the Company must notify all stockholders of such action before the action can become effective. This Notice and Information Statement satisfies that requirement. According to the relevant rules, the action cannot become effective until 20 days after this Notice and Information Statement has been sent to stockholders.

Q.	WHY DON’T STOCKHOLDERS NEED TO VOTE ON THE AMENDMENT NOW?

A.
Holders of a majority of the outstanding shares of Common Stock have already voted to approve the Plan and the Amendment, acting by written consent rather than by voting at a meeting. The Company’s Bylaws and the Nevada Revised Statutes permit stockholders to take action in this manner. Therefore, no additional vote is required in order to approve the Plan and the Amendment.

Q.	DO I NEED TO MAIL A PROXY?

A.
The corporate action has been taken by consent of the holders of a majority of the shares outstanding, pursuant to Nevada law.  Proxies are not being solicited because stockholders holding approximately 63.9% of the issued and outstanding voting capital stock of the Company hold more than enough shares to effect the Amendment and have already voted in favor of the Amendment described herein. Thus, we are not asking you for a proxy and you should not send us a proxy.

Q.	WHO IS PAYING FOR THIS INFORMATION STATEMENT?

A.
The entire cost of furnishing the Notice and Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Notice and Information Statement to the beneficial owners of the Common Stock held of record by them. The Board has fixed the close of business on October 17, 2013 as the Record Date for the determination of stockholders who are entitled to receive this Notice and Information Statement.

Q.	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A.
You should contact Richard Rebetti, Chief Operating Officer, Data Storage Corp., 401 Franklin Avenue, Garden City, N.Y. 11530 Phone: (212) 564-4922, Fax: (212) 202-7966, or E-mail: rrebetti@datastoragecorp.com.

DISSENTER'S RIGHTS OF APPRAISAL

Nevada Revised Statutes do not provide for dissenters’ rights in connection with the Plan and the Amendment described in this Information Statement.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Pursuant to the Company’s Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding votes is required to effect the Amendment. The Board of Directors fixed the close of business on October 17, 2013 as the Record Date for the determination of the stockholders entitled to notice of the action by written consent.

As of the Record Date, DSC had 33,165,915 shares of Common Stock outstanding. The holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by stockholders.

On the Record Date, the Consenting Stockholders were entitled to 21,207,766 votes, which represented approximately 63.9% of the issued and outstanding shares of Common Stock eligible to vote on the Record Date.  The Consenting Stockholders voted in favor of the Amendment described herein in a written consent, dated September 25, 2013, in lieu of a meeting of stockholders as permitted by Nevada Revised Statues and the Bylaws of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth each person known by us to be the beneficial owner of five percent or more of the Company’s Common Stock on October 17, 2013, all directors individually and all directors and officers of DSC as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner (1)(2)	Number of Shares	Percent of Class (3)

Charles M. Piluso (4)	15,494,640	45%

John Coghlan (5)	4,540,943	14%

Jan Burman (6)	2,473,115	7%

Peter Briggs (7)	1,845,563	5%

Biago Civale (8)	1,140,660	3%

Cliff Stein (9)	3,389,164	10%

Richard Rebetti, Jr. (10)	340,915	1%

Lawrence Maglione, Jr. (11)	106,470	*

John Argen (12)	73,298	*

Joseph Hoffman (13)	73,298	*

All Executive Officers and Directors as a group (14)	31,031,352	83%

* Less than 1%

(1)	The address for each person is 401 Franklin Avenue, Garden City, New York 11530.
(2)
Under the rules of the Commission, a person is deemed to be the beneficial owner of shares of Common Stock if such person has or shares the power to vote or direct the voting of such shares or the power to dispose or direct the disposition of such shares. A person is also deemed to be a beneficial owner of any shares of Common Stock if that person has the right to acquire beneficial ownership of such shares within 60 days of October 17, 2013. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(3)
Based upon 33,165,915 shares of Common Stock issued and outstanding as of October 17, 2013. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(4)
Includes 3,269,863 shares of Common Stock owned indirectly by Piluso Family Associates, LLC. Also includes 1,175,054 shares of Common Stock Mr. Piluso has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013. Mr. Piluso is the co-manager and has shared voting control over the shares of Common Stock of the Company held by Piluso Family Associates, LLC.

(5)	Includes 66,833 shares of Common Stock that Mr. Coghlan has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(6)	Includes 59,045 shares of Common Stock that Mr. Burman has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(7)	Includes 502,380 shares of Common Stock that Mr. Briggs has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(8)	Includes 713,822 shares of Common Stock that Mr. Civale has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(9)	Includes 39,675 shares of Common Stock that Mr. Stein has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(10)	Includes 332,743 shares of Common Stock that Mr. Rebetti has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(11)	Includes 73,298 shares of Common Stock that Mr. Maglione has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(12)	Includes 73,298 shares of Common Stock that Mr. Argen has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(13)	Includes 73,298 shares of Common Stock that Mr. Hoffman has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.
(14)
Includes 4,423,733 shares of Common Stock that the Executives Officers and/or Directors have the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of October 17, 2013.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal year ended December 31, 2012, in all capacities for the accounts of our executive officers, including the Chief Executive Officer (CEO) and the two most highly compensated executive officers other than the CEO who were serving as executive officers at the end of 2012 who received aggregate compensation exceeding $100,000 during 2012.

Summary Compensation Table

Name & Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(1)(6)		Non-Equity Incentive Plan Compensation	All Other Compensation (3)		Total
Charles M. Piluso,	2012	$28,260	-	-		$310,073		-		-	$338,333
President, Chief Executive Officer, and Chairman of the Board	2011	$24,066	-	$200,000	(2)	-		-		-	$224,066

Peter Briggs,	2012	$181,264	$55,138	-		$44,333	(5)	-		$12,000	$292,735
Executive Vice President, Business Development,	2011	$180,097	$98,454	-		$-		-		$12,000	$290,551

Richard Rebetti,	2012	$200,000	$-	-		$39,835		-	$		$239,835
Chief Operating Officer Treasurer(4)	2011	$170,895	$-	-		$157,281		-		$11,926	$340,102

(1)
The amounts shown in these columns represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share Based Compensation” on page 28 of the Form 10-K for a discussion of the assumptions made in the valuation of stock and option awards.

(2)
The stock grants awarded to Mr. Piluso consists of 571,429 shares of common stock valued at $200,000, based on the closing bid price of $0.35 on the issuance date of March 23, 2011. Mr. Piluso received these shares in lieu of a salary for 2010.  All of the shares were fully vested on the date of grant.  These shares were issued pursuant to the 2008 Plan (described below). This issuance was reversed and replaced with options to purchase 548,780 shares of common stock valued at $192,073 at an exercise price of $0.394 per share on June 18, 2012.  Mr. Piluso also received options to purchase 337,143 shares of common stock valued at $118,000 at an exercise price of $0.394 per share on June 18, 2012.

(3)	Mr. Briggs received $1,000 per month as an automobile allowance during 2011 and 2012.
(4)
Mr. Rebetti was a consultant from January 1, 2011 through March 7, 2011 and received $11,926 in consulting fees. Mr. Rebetti was awarded options to purchase 485,436 shares of common stock valued at $157,281 at an exercise price of $0.41 per share in August 2011 and was awarded options to purchase 113,815 shares of common stock valued at $39,835 at an exercise price of $0.15 per share in June 2012.

(5)
These options replace a stock grant of $50,000 that was approved on December 16, 2010. All of the shares were fully vested on the date of grant. These shares were issued pursuant to the 2008 Plan (described below). This issuance was reversed and replaced with the option to purchase 333,333 shares of common stock at an exercise price of $0.15 per share on March 6, 2012 returned in 2011 by Mr. Briggs.

(6)	Messrs. Piluso and Rebetti Received $5,000 for services as a director.

Employment Agreements

Peter Briggs

We entered into an employment agreement with Mr. Briggs on June 11, 2010, that provides for his employment as our Executive Vice President (the “Briggs Employment Agreement”).

The Briggs Employment Agreement has a term of three years and is renewable for subsequent one-year periods unless either party provides at least 90 days prior notice of nonrenewal.

Mr. Briggs annual base salary is $180,000. Mr. Briggs’ base compensation may increase if he achieves certain objectives described in the Company’s business plan. Mr. Briggs’ base compensation will increase to no less than two hundred fifty thousand dollars ($250,000) if he achieves at least one hundred percent (100%) of the objectives set forth in the Company’s business plan in any calendar year. Moreover, Mr. Briggs’ maximum annual monetary compensation can reach up to three hundred and fifty thousand dollars ($350,000) if he exceeds one hundred percent (100%) of the objectives set forth in the Business Plan in any calendar year. In addition to his annual base salary, Mr. Briggs is eligible for additional compensation, a discretionary bonus, the amount of which shall be determined by the Board based on the quality and nature of Mr. Briggs’ services and the performance of the Company. Mr. Briggs is also entitled to an allowance of up to $1,000 per month for purposes of covering all of his expenses relative to his employment, including but not limited to, automobile and cell phone expenses. Notwithstanding the foregoing sentence, the Company will also reimburse Mr. Briggs for all sufficiently documented or previously-approved business expenses incurred by him for travel in performing services for the Company during his employment term, which expenses shall be reimbursed in accordance with the policies and procedures established by the Board from time to time for the Company’s senior executives.

Either party may terminate Mr. Briggs’ employment and the agreement, with or without cause. Termination without cause requires at least 30 days prior notice from the terminating party. If the Company terminates Mr. Briggs employment for any reason whatsoever (including because of Mr. Briggs’ death or disability), Mr. Briggs and/or his estate or beneficiaries, as the case may be, shall have no further rights or claims against the Company or its affiliates, except that: we will be required to pay Mr. Briggs’ his base salary and benefits through the date of employment termination and, in the case of any termination by the Company not involving for cause, for the lesser of (A) a period of six (6) months thereafter, or (B) the remaining term of Mr. Briggs’ employment.

The Briggs Employment Agreement also includes customary covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during Mr. Briggs’ employment and for the one-year period following the termination of his employment.

The term of the Briggs Employment Agreement expired on June 11, 2013 and, as a result, Mr. Briggs ceased to be employed by the Company as its Executive Vice President on June 16, 2013.  As of June 16, 2013 Mr. Briggs is no longer employed by the Company.

Stephen Catanzano

We entered into an employment agreement with Mr. Catanzano on October 31, 2012, that provides for his employment as our Executive Vice President (the “Catanzano Employment Agreement”).

The Catanzano Employment Agreement has a term of two years.

Mr. Catanzano annual base salary is $150,000. Moreover, Mr. Catanzano’s maximum annual monetary compensation can reach up to three hundred and fifty thousand dollars ($350,000) if he exceeds one hundred percent (100%) of the objectives set forth in the Business Plan in any calendar year. In addition to his annual base salary, Mr. Catanzano is eligible for additional compensation, a discretionary bonus, the amount of which shall be determined by the Board based on the quality and nature of Mr. Catanzano’ services and the performance of the Company. The Company will also reimburse Mr. Catanzano for all sufficiently documented or previously-approved business expenses incurred by him for travel in performing services for the Company during his employment term, which expenses shall be reimbursed in accordance with the policies and procedures established by the Board from time to time for the Company’s senior executives.

Either party may terminate Mr. Catanzano’s employment and the agreement, with or without cause. Termination without cause requires at least 30 days prior notice from the terminating party. If the Company terminates Mr. Catanzano employment for any reason whatsoever (including because of Mr. Catanzano’s death or disability), Mr. Catanzano and/or his estate or beneficiaries, as the case may be, shall have no further rights or claims against the Company or its affiliates, except that: we will be required to pay Mr. Catanzano’s his base salary and benefits through the date of employment termination and, in the case of any termination by the Company not involving for cause, for the lesser of (A) a period of six (6) months thereafter, or (B) the remaining term of Mr. Catanzano’s employment.

The Catanzano Employment Agreement also includes customary covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during Mr. Catanzano’s employment and for the one-year period following the termination of his employment

2008 Equity Incentive Plan

In October 2008, the Board adopted, the Euro Trend, Inc. 2008 Equity Incentive Plan (the “2008 Plan”).  Under the 2008 Plan, we may grant options (including incentive stock options) to purchase our common stock or restricted stock awards to our employees, consultants or non-employee directors. The 2008 Plan is administered by the Board. Awards may be granted pursuant to the 2008 Plan for 10 years from the date the Board approved the 2008 Plan. Any grant under the 2008 Plan may be repriced, replaced or regranted at the discretion of the Board. From time to time, we may issue awards pursuant to the 2008 Plan.

The material terms of options granted under the 2008 Plan (all of which have been nonqualified stock options) are consistent with the terms described in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End December 31, 2012" table below, including 5 year graded vesting schedules and exercise prices equal to the fair market value of our common stock on the date of grant.  Stock grants made under the 2008 Plan have not been subject to vesting requirements. The 2008 Plan was terminated with respect to the issuance of new awards as of February 3, 2012.  There are 3,075,938 options outstanding under this plan as of December 31, 2012.

2010 Incentive Award Plan

The 2010 Incentive Award Plan was amended and restated by the Board of Directors of Data Storage Corporation on April 23, 2012 and was renamed the “Amended and Restated Data Storage Corporation Incentive Award Plan”(the “Plan”)  The Company has reserved 2,000,000 shares of common stock for issuance under the terms of the Plan. The Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights and restricted stock awards, which are restricted shares of common stock (collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the Plan for 10 years from the Effective Date.  From time to time, we may issue Incentive Awards pursuant to the Plan.  Each of the awards will be evidenced by and issued under a written agreement.  There were 3,157,054 options outstanding under this plan as of December 31, 2012.

If an incentive award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the Plan.  The number of shares subject to the Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

Outstanding Equity Awards at Fiscal Year-End December 31, 2012

	Option Awards (1) (2)
Name	Option Approval Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Charles M. Piluso	5/26/2009	16,141	6,917	0.32	5/25/2019
	12/15/2009	150,000	100,000	0.36	12/14/2019
	12/31/2009	8,101	5,787	0.36	12/30/2019
	12/16/2010	5,714	8,572	0.35	12/15/2020
(3)	3/6/2012	548,780	0	0.394	6/17/2022
	6/18/2012	337,143	0	0.394	6/17/2022
	12/11/2012	0	33,333	0.15	12/10/2022

Peter Briggs	12/16/2010	57,143	85,714	0.35	12/15/2020
	9/30/2010	59,524	83.333	0.35	11/23/2020
(4)	3/6/2012	333,333	0	0.15	10/11/2022

Matthew P. Grosso	2/12/2009	64,947	19,767	0.29	2/8/2019
	9/30/2010	59,524	83,333	0.35	11/23/2020
	8/12/2010	65,476	91,667	0.35	11/23/2020
	12/16/2010	57,143	85,714	0.35	12/15/2020
(5)	10/12/2012	1,033,333	0	0.15	10/11/2022

(1)
All of the options to purchase shares of our common stock awarded to Messrs. Piluso, Briggs and Grosso (each a “Participant”) under the 2008 Plan were unvested on the date of grant. Twenty percent (20%) of the stock options vested after the Participant remained continuously providing services to the Company through the one (1) year anniversary of the date of the grant. Thereafter, an additional one and two-thirds percent (1.67%) of the options vest upon the end of each calendar month thereafter provided that the Participant has been continuously providing services to the Company from the date of the grant through and including such calendar month. Upon the termination of a Participant’s engagement with the Company for any reason, the vesting of all options shall immediately cease upon such termination, and all unvested options as of the time of such termination shall immediately expire and be forfeited. Upon the termination of the Participant’s engagement with the Company for (A) Participant’s failure, neglect or refusal to perform his duties to the Company, (B) any conduct of the Participant constituting fraud, material dishonesty or breach of trust in connection with the Participant’s performance of his duties to the Company or any material breach by the Participant of any statutory or common law duty of loyalty to the Company; (C) the commission by the Participant of a felony or of any crime involving theft, dishonesty or moral turpitude, or (D) any other act or omission that, in the reasonable determination of the Board, has caused or is likely to cause detrimental notoriety or other comparable material harm to the Company, all vested options shall expire and be forfeited immediately at the time notice of such termination is given. Upon the termination of the Participant’s engagement with the Company due to the Participant’s death or disability, all vested options shall expire and be forfeited immediately at the close of business on the ninetieth (90th) day following the date of termination. Upon any termination of the Participant’s engagement with the Company other than as provided in the foregoing, all vested options shall expire and be forfeited immediately at the close of business on the first (1st) anniversary of the date of termination. In the event of a “Sale of the Company” (as defined in the 2008 Plan), the Board may modify any grant to provide for the effect of a “Sale of the Company”.

(2)	The Company has no unvested shares of restricted stock outstanding.
(3)
The stock grants awarded to Mr. Piluso consists of 571,429 shares of common stock valued at $200,000, based on the closing bid price of $0.35 on the issuance date of March 23, 2011. Mr. Piluso received these shares in lieu of a salary for 2010. All of the shares were fully vested on the date of grant. These shares were issued pursuant to the 2008 Plan (described below). This issuance was reversed and replaced with options to purchase 548,780 shares of common stock valued at $192,073 at an exercise price of $0.394 per share on June 18, 2012. Mr. Piluso also received options to purchase 337,143 shares of common stock valued at $118,000 at an exercise price of $0.394 per share on June 18, 2012.

(4)
These options replace a stock grant of $50,000 that was approved on December 16, 2010. All of the shares were fully vested on the date of grant. These shares were issued pursuant to the 2008 Plan (described below). This issuance was reversed and replaced with the option to purchase 333,333 shares of common stock at an exercise price of $0.15 per share on March 6, 2012 returned in 2011 by Mr. Briggs.

(5)
These options replace a stock grant of $55,000 from August 12, 2010 and a stock grant of $50,000 from December 16, 2010. All of the shares were fully vested on the date of grant and these shares were issued pursuant to the 2008 Plan (described below). These stock grants were both reversed in 2011. A stock grant of $50,000 from December 15, 2009 that was never issued to Mr. Grosso. All of these Stock grants were replaced with the option to purchase 1,303,333 shares of common stock at an exercise price of $0.15 per share on March 6, 2012.

Compensation of Directors

Director Compensation(1)
Name	Option Awards(2)	Total
Charles M. Piluso	$5,000	$5,000
Richard Rebetti Jr.	$5,000	$5,000
John Argen	$5,000	$5,000
Jan Burman	$5,000	$5,000
Biagio Civale	$5,000	$5,000
Joseph B. Hoffman	$5,000	$5,000
Lawrence M. Maglione Jr	$5,000	$5,000
Cliff Stein	$5,000	$5,000
John Coghlan	$5,000	$5,000
____________________

(1)
The only compensation awarded to directors for their service on the Board in respect of fiscal year 2012 included non-qualified stock options, which were granted in 2012. The 2012 stock options were awarded pursuant to the 2010 Incentive Award Plan. It was determined that the Board members would receive $5,000 each for participating in Board meetings as scheduled and participating on various committees. The stock options were granted on December 11, 2012, with an exercise price of $0.15 per share.

(2)
The amounts shown in these columns represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share Based Compensation” on page 12 of the Form 10-K for a discussion of the assumptions made in the valuation of option awards. The $5,000 option award to the directors in the table above represent 33,333 options to purchase our common stock with a strike price of $0.15 per share of common stock. All the non-qualified stock options above shall vest in accordance with the following schedule: thirty three point thirty-three percent (33.33%) of the options shall vest if the person remains continuously engaged as a director of the Company from the grant date (which was December 11, 2012) through and including the one (1) month anniversary of the grant date, and an additional thirty-three point thirty-three percent (33.33%) of the options shall vest upon the end of each calendar month thereafter provided that the person has been continuously engaged as a director of the Company from the grant date through and including such calendar month. The vesting of the options may be accelerated upon, among other things, consolidations or mergers of the Company or the sale of all or substantially all of our assets to another entity.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has two share-based equity compensation plans, the 2008 Plan and the Plan, which was amended, restated and renamed the “Amended and Restated Data Storage Corporation Incentive Award Plan”. Neither of these plans have been approved by the security holders of the Company. Descriptions of these plans are presented above beginning on page 6.

As of the end of fiscal year 2012, we had the following securities authorized for issuance under our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options and warrants		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	-		-	-

Equity compensation plans not approved by security holders	6,261,634	(1)	$0.26	0

Total	6,261,634		$0.26	0

(1)
In October 2008, our Board adopted the 2008 Plan. As of the end of fiscal year 2012, we had 3,075,938 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to the 2008 Plan. As of end of fiscal year, 2012, there were warrants outstanding to purchase 28,642 shares of common stock at a weighted average exercise price of $0.001, none of which were granted pursuant to the 2008 Plan or the Plan.  In October 2010, our Board adopted the Plan.  In April 2012, our Board amended and restated the Plan and it was renamed the “Amended and Restated DSC Incentive Award Plan”  As of the end of fiscal year 2012, 3,137,054 were issued under the Plan.

APPROVAL OF, AND AMENDMENT TO, AMENDED & RESTATED
DATA STORAGE CORPORATION INCENTIVE AWARD PLAN

General

The purpose of the Plan is to promote the success and enhance the value of DSC by linking the personal interests of the members of the Board, employees, and consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.

The Purpose and Effect of the Amendment

Our Board adopted the Plan on August 12, 2010.  The Plan was amended and restated on April 12, 2012 as the Amended and Restated Data Storage Corporation Incentive  Award Plan. Under the Plan, we may grant incentive and nonqualified stock options,  restricted stock, dividend equivalent awards, stock payment awards, deferred stock awards, restricted stock units, stock appreciation rights, performance share awards, performance stock units, and performance bonus awards.  The Plan is currently administered by the full Board of Directors of the Company, although the Board may delegate such duties to a committee consisting of directors qualified to serve as such in satisfaction of Section 162(m) of the Internal Revenue Code of 1986, as amended, Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and other applicable rules and regulations (the “Committee”). The Plan currently has an expiration date of April 11, 2020.

The Plan currently authorizes up to 2,000,000 shares of Common Stock for issuance pursuant to awards made under the Plan.  The Company believes that the availability of an additional 3,000,000 shares of Common Stock under the Plan is in the best interests of the Company and its stockholders because the availability of an adequate equity incentive program is an important factor in attracting and retaining qualified officers, directors, employees and consultants essential to the success of the Company (whether through acquisitions or otherwise) and in aligning their long-term interests with those of the stockholders.  The increase in the number of shares of Common Stock available for issuance under the Plan will permit the Company to continue the operation of the Plan for the benefit of new participants (either new hires to current operations or employees of acquired companies), as well as to allow additional awards to current participants.  Participants under the Plan may include officers, directors and employees of the Company, as well as consultants to the Company under certain circumstances.
Pursuant to the Amendment in the form attached hereto as Appendix A, the Plan will be amended to increase the number of shares of Common Stock authorized for issuance under the Plan from 2,000,000 to 5,000,000.

In order to become effective, the Amendment must be approved by holders of a majority of the outstanding shares of Common Stock.  Such approval was given by written consent of the holders of a majority of shares of Common Stock outstanding on September 24, 2013. Therefore, no further stockholder action is required pursuant to Nevada corporate statutes and the Bylaws of the Company.

As of October 17, 2013, no shares of Common Stock had been issued under the Plan and stock option grants under the Plan covering 3,157,054 shares of Common Stock were outstanding.  In addition, stock option grants under the Plan covering 1,157,054 shares of Common Stock (the “Pending Grants”), subject to an increase in the number of shares of Common Stock authorized for issuance under the Plan, were outstanding.  After the amendment takes effect, there will be 1,842,946 shares of Common Stock available for future grants.

Awards are evidenced by and issued under a written agreement. If an award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the Plan.  The number of shares subject to the Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction. Awards of stock appreciation rights, dividend equivalent awards, stock payment awards, deferred stock awards, restricted stock units, performance share awards, performance stock units, performance bonus awards, and performance-based awards may be paid in cash, shares of Common Stock or a combination thereof, as determined by the Board or the Committee.  Awards granted under the Plan are subject to restrictions on transfer. The Plan may be amended or terminated by the Board, although no amendment or termination may adversely affect the right of any individual with respect to any outstanding option without the consent of such individual. The maximum number of shares of Common Stock with respect to which one or more awards under the Plan that may be granted to any one participant during any calendar year is 200,000 and the maximum amount that may be paid in cash during any calendar year with respect to any Performance Based Award is $50,000.

Under the Plan, no participant may be granted incentive stock options with an aggregate fair market value, as of the date on which such options were granted, of more than $100,000 becoming exercisable for the first time in any given calendar year.  Options granted under the Plan (i) expire ten years following the date of grant (or such shorter period of time as may be provided in a stock option agreement or five years in the case of incentive stock options granted to stockholders who own greater than 10% of the total combined voting power of the Company(“10% Holders”)) and (ii) have exercise prices of no less than 100% of Fair Market Value (as defined in the Plan) of the Common Stock on the date of grant (or 110% of Fair Market Value on the date of grant in the case of incentive stock options granted to 10% Holders). No option granted under the Plan may have an exercise price of less than fair market value of the Common Stock on the date of grant.

Upon a change of control of the Company, all awards that are not converted, assumed or replaced by a successor entity and that have not previously vested will vest immediately and become fully exercisable.

Stock appreciation rights (“SARs”) consist of the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time.  Upon exercise, SARs may be paid in cash or shares of Common Stock or a combination thereof.  Grants of SARs are subject to vesting requirements, similar to those of stock options, determined by the Board or the Committee and set forth in agreements between the Company and the participants.  Restricted stock units (“RSUs”) are similar to restricted stock except that no Common Stock is actually awarded to the Participant on the grant date of the RSUs and the Board or Committee shall have the discretion to pay such RSUs upon vesting in cash or shares of Common Stock or a combination thereof.

Performance awards consist of awards of stock and other equity-based awards that are valued in whole or in part by reference to, or are otherwise based on, the market value of the Common Stock, or other securities of the Company, and may be paid in shares of Common Stock, cash or another form of property as the Board or the Committee may determine.  Grants of performance awards shall entitle participants to receive an award if the measures of performance established by the Board or Committee are met.  Such measures shall be established by the Board or Committee but the relevant measurement period for any performance award must be at least 12 months.  Measures of performance for performance awards may include any one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders' equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Common Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The measures may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of the performance measures and performance period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Grants of performance awards shall not cover the issuance of shares that would exceed 20% of the total number of shares available to be issued under the Plan, and no more than 500,000 shares pursuant to any performance awards shall be granted to one participant in a calendar year unless pursuant to a multi-year award.  The terms of grants of performance awards would be set forth in agreements between the Company and the participants.

Federal Income Tax Consequences

The federal income tax consequences of the issuance and/or exercise of awards under the Plan are as described below.  The following information is not a definitive explanation of the tax consequences of the awards, and recipients should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.  Tax consequences will also vary depending upon the jurisdiction where the recipient of the award may reside.

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised, provided that the optionee may incur alternative minimum tax liability upon exercise.  The optionee will, however, recognize taxable income in the year in which the purchased shares of Common Stock are sold or otherwise made the subject of a taxable disposition.

For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying.  A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares of Common Stock for more than two (2) years after the option grant date and more than one (1) year after the exercise date.  If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares.  If there is a disqualifying disposition of the shares of Common Stock (or the option otherwise ceases to qualify as an incentive stock option), then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee.

If the optionee makes a disqualifying disposition of the purchased shares of Common Stock (or the option otherwise ceases to qualify as an incentive stock option), then the Company will be eligible for an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee with respect to the exercised option. Otherwise the Company will not be allowed a deduction with respect to the purchased shares of Common Stock.

Nonqualified Stock Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option.  The optionee will in general recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares of Common Stock on the exercise date over the exercise price paid for the shares, and tax withholding requirements will apply to such income.

The Company will be eligible for an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option.  The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Restricted Shares

A recipient will not be taxed at the date of an award of restricted shares, provided that the restricted shares are subject to a substantial risk of forfeiture, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse.  However, the recipient of restricted shares may elect, within 30 days after transfer of such shares to the recipient, under Section 83(b) of the Internal Revenue Code, to include in income, at ordinary income tax rates, the fair market value of the restricted shares as of the date of such transfer.  At the time the shares are included in income, the Company will be eligible for a corresponding deduction.  Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer).

Stock Appreciation Rights

A recipient who is granted a SAR will not recognize any taxable income on the receipt of the SAR.  Upon the exercise of an SAR, (a) the recipient will recognize ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price for the SAR and (b) the Company will be eligible for a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient.

Restricted Stock Units

A recipient who is granted an RSU will not recognize any taxable income on the receipt of the RSU.  Upon the vesting of an RSU, (a) the recipient will recognize ordinary income equal to the cash paid or the fair market value of the shares issued at the time the RSUs are paid out and (b) the Company will be eligible for a deduction in an amount equal to the ordinary income recognized by the recipient.

Performance Awards and Stock Awards

A recipient will recognize ordinary income equal to any cash that is paid and the fair market value of the Common Stock (on the date that the shares are first transferable and not subject to a substantial risk of forfeiture) that is received in settlement of an award of performance units or as a stock award.

Effects on the Company

The Company generally will be eligible for a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or upon the taxability to the recipient of restricted stock, restricted stock units, or the settlement of a performance award (subject to tax limitations on the Company’s deductions in any year that certain remuneration paid to certain executives exceeds $1 million).  The amount of the deduction is equal to the ordinary income recognized by the recipient.  The Company will not be entitled to a federal income tax deduction on account of the grant or the exercise of an incentive stock option unless the recipient has made a “disqualifying disposition” of the shares acquired on exercise of the incentive stock option or the option otherwise ceased to qualify as an incentive stock option, in which case the Company will be entitled to a deduction at the same time and in the same amount as the recipient’s recognition of ordinary income.

Requirements Regarding “Deferred Compensation”

Certain of the benefits that may be granted under the Plan may, depending on the terms of the award, constitute “deferred compensation” within the meaning of Code Section 409A, a provision governing “nonqualified deferred compensation plans.” Failure to comply with the requirements of Section 409A regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for federal tax purposes earlier than expected, and to be subject to substantial penalties.

ERISA

The Company believes that the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan is not qualified under Code Section 401(a).

Re-approval of the performance measures and other material terms of the Plan, including the amendment to the number of shares available for issuance under the plan, requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock.

The Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”) under the symbol “DTST”.  The last reported closing price per share of our Common Stock on October 16, 2013 was $0.09 per share.

Except for the Pending Grants, the Company does not have any plans, proposals or arrangements to make grants or issue any of the shares of Common Stock that will become newly available for issuance under the Plan following the increase proposed in this Proposal, other than grants and issuances made in the ordinary course. The following table shows the Pending Grants made to the Named Executive Officers under the Plan after the Amendment takes effect.

Name and Position	Dollar value ($)	Number of Options
Charles M. Piluso President, Chief Executive Officer and Chairman of the Board	-	33,333
Peter Briggs Executive Vice President, Business Development	-	-
Richard Rebetti, Jr. Chief Operating Officer, Treasurer	-	33,333
Executive Group	-	-
Non-Executive Director Group	-	273,331
Non-Executive Officer Employee Group	-	81,000

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Commission, 100 F Street, N.E., Washington, DC 20549. Our Commission filings are also available to the public on the Commission’s website at http://www.sec.gov .

As we obtained the requisite stockholder vote for the Plan and the Amendment described in this Information Statement upon delivery of written consents from the holders of a majority of our outstanding shares of Common Stock, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this Information Statement carefully.

By Order of the Board of Directors,

Charles M. Piluso
Chief Executive Officer and Director
(Principal Executive Officer)

Garden City, New York
October 17, 2013

EXHIBIT A

The Amended and Restated Data Storage Corporation Incentive Award Plan shall be further amended by revising and amending Section 3.1(a) thereof in its entirety to read as follows:

“Subject to Article 11 hereof and Section 3.1(b) hereof, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is 5,000,000.”